Exhibit 99.3
CAPITALSOURCE INC.
CAPITALSOURCE FINANCE LLC
Offer to Exchange

CapitalSource Inc.’s Senior Subordinated Convertible Debentures due 2034,
Guaranteed by
CapitalSource Finance LLC
(CUSIP No. 14055X AF 9)

For Any and All of
CapitalSource Inc.’s Senior Convertible Debentures due 2034,
Guaranteed by
CapitalSource Finance LLC
(CUSIP Nos. 14055X AA 0 and 14055X AB 8)

This Exchange Offer will expire at 5:00 p.m., New York City Time, on March 15, 2007, unless extended at the Company’s discretion (the “Expiration Date”). You may withdraw tendered Old Notes at any time on or before the Expiration Date.

February 13, 2007

To Our Clients:

Enclosed for your consideration is a Preliminary Prospectus, dated February 13, 2007 (as such may be amended or supplemented from time to time, the “Prospectus”), and a related Letter of Transmittal (the “Letter of Transmittal” and, together with the Prospectus, the “Offer Documents”) relating to the offer (the “Exchange Offer”) by CapitalSource Inc., a Delaware corporation (the “Company”), to exchange any and all of its outstanding Senior Convertible Debentures due 2034 bearing interest at 1.25% per year until March 15, 2009 (the “Old Notes”), which Old Notes are guaranteed on a senior unsecured basis by CapitalSource Finance LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Company (“CS Finance”), for a new series of the Company’s Senior Subordinated Convertible Debentures due 2034 bearing interest at 1.625% per year until March 15, 2009, which will be guaranteed on a senior subordinated basis by CS Finance (the “New Notes”).

We (directly or through our nominee) are the holder of record of Old Notes held by us for your account. A tender of such Old Notes can be made only by us (or our nominee) as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

We request instructions as to whether you wish to have us tender Old Notes on your behalf, upon the terms and subject to the conditions set forth in the Offer Documents.

Your attention is directed to the following:

1. Each Holder who validly tenders (and does not validly withdraw) Old Notes will receive an equal principal amount of New Notes.

2. The Exchange Offer will expire at 5:00 p.m., New York City time, on March 15, 2007, unless extended or earlier terminated. Old Notes validly tendered prior to the Expiration Date may be withdrawn prior to such Expiration Date but may not be withdrawn thereafter.

3. Consummation of the Exchange Offer may have adverse consequences to non-tendering Holders. The reduced amount of outstanding Old Notes as a result of the Exchange Offer may adversely affect the trading market, liquidity and market price of the Old Notes.

4. The Company will promptly deliver New Notes to Holders who validly tender (and do not validly withdraw) their Old Notes, if such Old Notes are accepted for exchange (the date of such acceptance being the “Acceptance Date.” The Acceptance Date is expected to be the third business day after the Expiration Date, assuming all conditions to the Exchange Offer have been satisfied or waived.

If you wish to have us tender any or all of your Old Notes, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize the tender of your Old Notes, all such Old Notes will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

The Exchange Offer is not being made to (nor will tenders of Old Notes be accepted from or on behalf of) Holders of Old Notes in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction. However, the Company, in its sole discretion, may take such action as they may deem necessary to make the Exchange Offer in any such jurisdiction, and may extend the Exchange Offer to Holders of Old Notes of such jurisdiction.

Instructions with Respect to
CAPITALSOURCE INC.
CAPITALSOURCE FINANCE LLC
Offer to Exchange

CapitalSource Inc.’s Senior Subordinated Convertible Debentures due 2034,
Guaranteed by
CapitalSource Finance LLC
(CUSIP No. 14055X AF 9)

For Any and All of
CapitalSource Inc.’s Senior Convertible Debentures due 2034
Guaranteed by
CapitalSource Finance LLC
(CUSIP Nos. 14055X AA 0 and 14055X AB 8)

This Exchange Offer will expire at 5:00 p.m., New York City Time, on March 15, 2007, unless extended at the Company’s sole discretion (the “Expiration Date”).

The undersigned acknowledge(s) receipt of your letter and the enclosed Preliminary Prospectus, dated February 13, 2007 (as may be amended or updated from time to time, the “Prospectus”), and the Letter of Transmittal (the “Letter of Transmittal” and, together with the Prospectus, the “Offer Documents”) relating to the offer (the “Exchange Offer”) by CapitalSource Inc., a Delaware corporation (the “Company”), to exchange any and all of its outstanding Senior Convertible Debentures due 2034 bearing interest at a rate of 1.25% per year until March 15, 2009 (the “Old Notes”), which Old Notes are guaranteed on a senior unsecured basis by CapitalSource Finance LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Company (“CS Finance”), for a new series of the Company’s Senior Subordinated Convertible Debentures due 2034 bearing interest at a rate of 1.625% per year until March 15, 2009, which will be guaranteed on a senior subordinated basis by CS Finance (the “New Notes”).

This will instruct you to tender the aggregate principal amount of Old Notes indicated below held by you for the account or benefit of the undersigned (or, if no amount is indicated below, for all of the aggregate principal amount of Old Notes held by you for the account of the undersigned) upon the terms and subject to the conditions set forth in the Offer Documents.

SIGN HERE

Signature(s) of Holder(s)	Signature(s) of Holder(s)

Name (Please Print)	Name (Please Print)

Address	Telephone No. (including Area Code)

City, State and Zip Code	Dated: , 2007
Aggregate principal amount of Notes to be tendered:
Securities Being Tendered	Principal Amount Tendered*
CapitalSource Inc. Senior Convertible Debentures due 2034 Guaranteed by CapitalSource Finance LLC	$
* Unless otherwise indicated, it will be assumed that you intend for us to tender all of the aggregate principal amount of Old Notes held by us for your account.